Exhibit 4.2

Execution Version

ALLEGION US HOLDING COMPANY INC., as ISSUER,

ALLEGION PLC, as GUARANTOR

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 29, 2024

To

Indenture Dated as of May 29, 2024

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 29, 2024, is among ALLEGION US HOLDING COMPANY INC., a corporation duly organized under the laws of the State of Delaware (the “Issuer”), ALLEGION PLC, a public limited company duly organized and existing under the laws of Ireland (the “Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, acting as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer and the Guarantor have duly authorized, executed and delivered an Indenture dated as of May 29, 2024, among the Issuer, the Guarantor and the Trustee (the “Indenture”), to provide for the issuance from time to time of Securities and guarantees thereof;

WHEREAS, Section 901 of the Indenture provides, among other things, that the Issuer, the Guarantor and the Trustee may enter into indentures supplemental to the Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series and guarantees thereof, as permitted under Sections 201 and 301 of the Indenture;

WHEREAS, the Issuer has determined to issue a series of senior unsecured debt Securities of the Issuer entitled the “5.600% Senior Notes due 2034” (the “Notes”), with such series guaranteed by the Guarantor pursuant to this Supplemental Indenture;

WHEREAS, the Guarantor has determined to provide the Guarantee (as defined herein);

WHEREAS, the Issuer and the Guarantor have each duly authorized the execution and delivery of this Supplemental Indenture in all respects in order to provide for certain supplements to the Indenture, which shall only be applicable to the Notes and the related Guarantee;

WHEREAS, the form of note, the certificate of authentication to be borne by each Note, and the Form of Change of Control Repurchase Event Notice to be borne by the Notes are to be substantially in the forms hereinafter provided;

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid and binding agreement of each of the Issuer and the Guarantor according to its terms have been done and performed;

WHEREAS, all acts and things necessary to make the Notes, when executed by the Issuer and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligations of the Issuer have been done and performed; and

WHEREAS, all acts and things necessary to make the related Guarantee, when the Notes are executed by the Issuer and authenticated and delivered by the Trustee as provided in the Indenture and this Supplemental Indenture, the valid and binding obligation of the Guarantor have been done and performed.

NOW, THEREFORE, in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, each of the Issuer and the Guarantor covenants and agrees with the Trustee for the benefit of each other and for the equal and proportionate benefit of the respective holders from time to time of the Notes (except as otherwise provided below) to supplement the Indenture, only for purposes of the Notes and the related Guarantee, as follows:

ARTICLE ONE

DEFINITIONS

Section 101. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture. For purposes of this Supplemental Indenture, the following definitions are applicable:

“Attributable Debt” in respect of a Sale-Leaseback Transaction means, at the time of the determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the aggregate amount of the Guarantor’s and its consolidated subsidiaries’ assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any current liabilities constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (c)

minority equity interests in any of the Guarantor’s subsidiaries that are not wholly-owned subsidiaries, all as set forth on or included in the Guarantor’s balance sheet for its most recent completed fiscal quarter for which internal financial statements are available computed in accordance with GAAP.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Funded Debt” means all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there will be excluded any particular Indebtedness if, on or prior to the maturity thereof, there will have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Financing Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Issue Date” means the date hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Permitted Liens” means:

(1)	Liens existing on the Issue Date;

(2)	Liens in favor of the Guarantor or any of its subsidiaries;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Guarantor or any of its subsidiaries; provided that such Liens were not created in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Guarantor or any of its subsidiaries;

(4)

Liens on property existing at the time of the acquisition, construction or improvement of such property by the Guarantor or any of its subsidiaries after the Issue Date; provided that such Liens were created or assumed contemporaneously with, or within 180 days of, such acquisition, construction or improvement and which are created to secure, or provide for the payment of, all or any part of the cost of such acquisition, construction or improvement;

(5)	Liens to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)

any extension, renewal or replacement of any Lien referred to above; provided that (a) such extension, renewal or replacement Lien is limited to the same property that secured the original Lien (plus improvements and accessions to such property) and (b) the Indebtedness secured by the new Lien is not greater than the Indebtedness secured by the Lien that is extended, renewed or replaced; and

(8)

zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the Guarantor’s or any of its subsidiaries’ businesses taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, governmental authority or other entity of whatever nature.

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned by the Guarantor or any of its subsidiaries (whether owned on the Issue Date or thereafter acquired) that has a gross book value on the date as of which the determination is being made, without deduction of any depreciation reserves, exceeding 3% of Consolidated Net Tangible Assets.

ARTICLE TWO

TERMS AND CONDITIONS OF THE NOTES AND THE RELATED GUARANTEE

Section 201. Designation, Principal Amount and Terms. (a) There is hereby authorized and established, pursuant to Section 301 of the Indenture, a series of senior unsecured debt Securities of the Issuer designated as the “5.600% Senior Notes due 2034,” with such series guaranteed by the Guarantor pursuant to Section 212 hereof.

(b) The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and the Notes and the Guarantee shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this Supplemental Indenture (including the form of note set forth in Exhibit A hereto). Subject to Section 203 hereof, the aggregate principal amount of the Notes which may initially be authenticated and delivered under this Supplemental Indenture shall be $400,000,000, which Notes shall initially be issued in global form.

Section 202. Redemption. The Notes shall be redeemable at the option of the Issuer and upon the occurrence of certain tax events as set forth in Sections 5(a) and 5(b) of the form of note attached hereto as Exhibit A, respectively. The Notes shall also be redeemable by the Issuer or third parties as set forth in Section 206 below. Notwithstanding anything in the Indenture to the contrary, the Notes shall not be subject to a sinking fund.

Section 203. Additional Issuances. The Issuer may, at any time, without the consent of the Holders of the Notes, issue additional Notes of the same series having the same ranking and the same interest rate, maturity and other terms as any of the existing Notes. Any additional Notes having such similar terms, together with the existing Notes, will constitute a single series of Notes under the Indenture and this Supplemental Indenture; provided, however, if the additional Notes are not fungible with the existing Notes of such series for U.S. federal income tax purposes, such additional Notes shall have a different CUSIP number.

Section 204. Selection and Notice. With respect to any partial redemption or repurchase of the Notes, if less than all of the Notes are to be redeemed or repurchased at any given time, selection of such Notes for redemption or repurchase will be made by the Trustee (i) if such Notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which such Notes are listed, (ii) on a pro rata basis to the extent practicable or such other method that the Trustee deems fair and appropriate or (iii) by lot or such other similar method in accordance with the Applicable Procedures; provided, that no Notes of $1,000 or less shall be redeemed or repurchased in part. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. If any Notes are to be purchased or redeemed in part only, the Issuer shall issue a new Note (or cause to be transferred by book entry) in principal amount equal to the unredeemed or unpurchased portion of the original Note in the name of the Holder thereof upon cancellation of the original Note; provided that each new Note will be in a principal amount equal to $1,000 or any integral multiple of $1,000 in excess thereof. The Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, unless the Issuer defaults in payment of the redemption or repurchase price, interest shall cease to accrue on the Notes or portions thereof called for redemption or repurchase.

Any notice of redemption may, at the Issuer’s discretion, be subject to one or more restrictions or conditions, including completion of an equity offering or other corporate transaction. If any such restriction or condition has not been satisfied, the Issuer will provide notice to the Trustee no later than the close of business the Business Day prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such restriction or condition shall not occur or shall be delayed.

This Section 204 and the notice periods for redemptions and repurchases set forth in Sections 5(a) and5(b) of the form of note attached hereto as Exhibit A and Section 206 below shall apply notwithstanding anything to the contrary in Article XI of the Indenture.

Section 205. Additional Amounts.

The Guarantor shall make all payments under or with respect to the Guarantee free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter “Taxes”) imposed or levied by or on behalf of (i) Ireland or any political subdivision or any authority or agency therein or thereof having power to tax, (ii) any other jurisdiction in which the Guarantor is organized or is otherwise resident for tax purposes or any political subdivision or any authority or agency therein or thereof having the power to tax, or (iii) any jurisdiction from or through which payment under or with respect to the Guarantee is made or any political subdivision or any authority or agency therein or thereof having the power to tax (each a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is required by law or by the official interpretation or administration thereof.

If the Guarantor is so required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Guarantee, the Guarantor shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by a holder (including Additional Amounts) after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to (1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the Holder, applicable recipient of payment or beneficial owner of the Notes or any payment in respect of such Notes (each, a “relevant holder”) (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the relevant holder, if the relevant holder is an estate, nominee, partnership, trust, corporation or other business entity) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction, but excluding a connection arising solely from the acquisition, ownership or holding of such Note or the receipt of any payment in respect of such Note or the Guarantee or the exercise or enforcement of rights under such Note or the Guarantee); (2) any estate, inheritance, gift, sales, use, value added, excise, transfer, personal property tax or similar tax, assessment or governmental charge; (3) any Taxes imposed as a result of the failure of the relevant holder of the Notes to comply with a timely request in writing of the Issuer or the Guarantor (such request being made at a time that would enable such relevant holder acting reasonably to comply with that request) to provide information concerning such relevant holder’s nationality, residence, identity or connection with any Relevant Taxing Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice would have reduced or eliminated such Taxes with respect to such relevant holder; (4) any Taxes that are payable other than by deduction or withholding from a payment on the Guarantee; (5) any Taxes that would not have been so imposed if the relevant holder had presented the Note for payment (where presentation is required) to, or otherwise accepted payment from, another paying agent in a member state of the European Union; or (6) any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, or any comparable or successor version of such Sections, any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements or treaties (including any law implementing any such agreement or treaty) entered into in connection with the implementation thereof; nor will the Guarantor pay Additional Amounts (a) to the extent the payment could have been made without such deduction or withholding if the Note had been presented for payment (where presentation is permitted or required for payment) within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later,

(b) with respect to any payment on a Note to any holder who is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note, or (c) in respect of any Note to the extent such withholding or deduction is imposed as a result of any combination of clauses (1), (2), (3), (4), (5), (6), (a) and (b) of this paragraph.

The Guarantor shall make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Guarantor shall provide the Trustee, for the benefit of the Holders, with official receipts evidencing the payment of any Taxes so withheld or deducted. If, notwithstanding the Guarantor’s efforts to obtain such receipts, the same are not obtainable, the Guarantor shall provide the Trustee with other evidence. In no event, however, shall the Guarantor be required to disclose any information that the Guarantor reasonably deems to be confidential.

If the Guarantor is or will become obligated to pay Additional Amounts under or with respect to any payment made on the Guarantee, at least 30 days prior to the date of such payment, the Guarantor shall deliver to the Trustee an Officer’s Certificate stating that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date. Whenever in the Indenture, this Supplemental Indenture or the Notes there is mentioned, in any context:

(x)	the payment of principal or interest with respect to the Notes;

(y)	redemption prices or purchase prices in connection with a redemption or purchase of the Notes; or

(z)	any other amount payable on or with respect to the Guarantee;

such reference shall be deemed to include payment of Additional Amounts as described under this Section 205 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. Neither the Trustee nor the Paying Agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts.

The Issuer shall pay any present or future stamp, court or documentary Taxes or any other excise, property or similar Taxes that arise in the United States or in any Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture, this Supplemental Indenture, the Guarantee or any other document or instrument in relation thereto, and will agree to indemnify the relevant holders for any such Taxes paid by such holders. The obligations described under this Section 205 will survive any termination, defeasance or discharge of the Indenture and any transfer of the Notes and will apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein (each of which shall also be treated as a Relevant Taxing Jurisdiction).

Section 206. Offer to Repurchase Upon Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs with respect to the Notes, except to the extent the Issuer has exercised its right to redeem the Notes as described in Section 5 of the form of note attached hereto as Exhibit A, the Issuer shall make an offer to each Holder of the Notes to repurchase all or any part (in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price (the “repurchase price”) in cash equal to 101% of the aggregate principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased to, but not including, the repurchase date. Within 30 days following a Change of Control Repurchase Event or, at the Issuer’s option, prior to a Change of Control, but after the public announcement of such Change of Control, the Issuer shall mail, or cause to be mailed, or otherwise deliver in accordance with the Applicable Procedures, a notice to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice (such offer the “repurchase offer” and such date the “repurchase date”), which repurchase date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered, pursuant to the procedures described in such notice. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the repurchase offer is conditioned on a Change of Control Repurchase Event occurring on or prior to the repurchase date.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of this Section 206, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 206 by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Issuer shall, to the extent lawful:

(1)	accept for payment all the Notes or portions of the Notes properly tendered pursuant to the repurchase offer;

(2)	deposit with the Trustee or with such Paying Agent as the Trustee may designate an amount equal to the aggregate repurchase price for all the Notes or portions of the Notes properly tendered; and

(3)

deliver, or cause to be delivered, to the Trustee the Notes properly accepted for payment by the Issuer, together with an Officer’s Certificate stating the aggregate principal amount of the Notes being repurchased by the Issuer pursuant to the repurchase offer.

The Trustee shall promptly mail, or cause the Paying Agent to promptly mail, or otherwise deliver in accordance with the Applicable Procedures, to each Holder of the Notes, or portions of the Notes, properly tendered and accepted for payment by the Issuer the repurchase price for such Notes, or portions of the Notes.

The Issuer shall not be required to make a repurchase offer upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Notes or portions of the Notes properly tendered and not withdrawn under its offer.

If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with a Change of Control Repurchase Event and the Issuer, or any third party making a repurchase offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided, that such notice is given not more than 30 days following such repurchase date pursuant to the repurchase offer described above, to redeem all the Notes that remain outstanding following such repurchase date on a date and at a price in cash equal to the repurchase price described above.

For purposes of this Section 206, the following definitions are applicable:

“Below Investment Grade Ratings Event” means, with respect to the Notes, on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the earlier of (1) the occurrence of a Change of Control, or (2) public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control, the Notes are rated below Investment Grade by at least two of the three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or publicly confirm or inform the Issuer or the Guarantor in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than (1) the Guarantor or any of its subsidiaries, (2) any employee benefit plan (or a trust forming a part thereof) maintained by the Guarantor or any of its subsidiaries, or (3) any underwriter temporarily holding Voting Stock of the Guarantor pursuant to an offering of such Voting Stock, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Guarantor’s Voting Stock or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its subsidiaries; or (c) the Guarantor consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event with respect to the Notes.

“Fitch” means Fitch Ratings Inc., and its successors.

“Investment Grade” means, with respect to Fitch, a rating of BBB- or better (or its equivalent under any successor rating categories of Fitch), with respect to Moody’s, a rating of Baa3 or better (or its equivalent under any successor rating categories of Moody’s), and with respect to S&P, a rating of BBB- or better (or its equivalent under any successor rating categories of S&P), or if the Notes are not then rated by Fitch, Moody’s or S&P an equivalent investment grade credit rating by any additional Rating Agency or Rating Agencies selected by the Issuer.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P, and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a different “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the U.S. Securities Act of 1933, as amended) selected by the Issuer as a replacement agency for Fitch, Moody’s or S&P, or each of them, as applicable.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 207. Limitation on Liens.

Neither the Guarantor nor any of its subsidiaries may, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) without equally and ratably securing the Notes then outstanding, unless the aggregate principal amount of all outstanding Indebtedness of the Guarantor and its subsidiaries that is secured by Liens (other than Permitted Liens) on any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) plus the amount of all outstanding Attributable Debt incurred pursuant to Section 208(a) would not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. This limitation does not apply to Permitted Liens.

Section 208. Limitation on Sale-Leaseback Transactions.

Neither the Guarantor nor any of its subsidiaries may sell any Principal Property (whether owned on the Issue Date or thereafter acquired) with the intention of taking back a lease of that property for a period of more than three years (including renewals at the option of the lessee) other than leases between the Guarantor and any of its subsidiaries or leases between such subsidiaries (a “Sale-Leaseback Transaction”), unless (a) after giving effect thereto, the aggregate amount of all outstanding Attributable Debt with respect to all such transactions, plus the amount of outstanding indebtedness secured by a Lien (other than a Permitted Lien) upon any Principal Property or upon the Capital Stock of any subsidiary (in each case, whether owned on the Issue Date or thereafter acquired) incurred without equally and ratably securing the Notes pursuant to Section 207 would not exceed 15% of Consolidated Net Tangible Assets calculated at the time of the transaction; or (b) within one year after such Sale-Leaseback Transaction, the Guarantor or such subsidiary applies an amount equal to the greater of the net proceeds of such Sale-Leaseback Transaction and the fair market value at the time of the transaction of the Principal Property so leased to the retirement of Funded Debt of the Guarantor or any of its subsidiaries.

Section 209. Reports and Other Information.

Notwithstanding that the Guarantor may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Guarantor shall file with the Commission (unless such filing is not permitted under the Exchange Act or by the Commission), so long as any Notes are outstanding, the annual reports, information, documents and other reports that the Guarantor is required to file with the Commission pursuant to such Section 13(a) or 15(d) or would be so required to file if Guarantor were so subject.

Notwithstanding the foregoing, the Guarantor shall not be obligated to file such reports with the Commission if the Commission does not permit such filing, so long as the Guarantor provides such information to the Trustee and the Holders by the date the Guarantor would be required to file such information pursuant to the preceding paragraph. The requirements set forth in this paragraph and the preceding paragraph may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Guarantor or a third party) to which access will be given to Holders.

Delivery of such statements, reports, notices and other information and documents to the Trustee pursuant to any of the provisions of this Section 209 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or the Guarantor’s compliance with the covenants or with respect to any reports or other documents filed with the Commission or EDGAR or any website under this Supplemental Indenture, or participate in any conference calls.

Notwithstanding the foregoing, if at any time the Guarantor is no longer required under GAAP to consolidate the Issuer in its consolidated financial statements, the requirements set forth in this Section 209 shall apply to the Issuer, not the Guarantor.

Section 210. Consolidation, Merger and Sale of Assets.

The Issuer may consolidate with or merge with or into any other Person, and may sell, transfer, lease or convey all or substantially all of its properties and assets to another Person, provided that the following conditions are satisfied: (a) the Issuer is the continuing entity, or the resulting, surviving or transferee Person (the “Successor Issuer”) is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Issuer (if not the Issuer) will expressly assume, by supplemental indenture, all of the Issuer’s obligations under the Indenture and the Notes issued thereunder; (b) immediately after giving effect to that transaction, no default or event of default under the Indenture or this Supplemental Indenture with respect to the Notes has occurred and is continuing; (c) the Guarantor, unless it is the other party to the transactions described above, will by supplemental indenture confirm that its Guarantee shall apply to the obligations of the Successor Issuer (if not the Issuer) under the Indenture, this Supplemental Indenture and the Notes; and (d) the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel that the merger, consolidation, transfer, sale, lease or conveyance and any supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture and this Supplemental Indenture.

The Guarantor may consolidate with or merge with or into any other Person, and may sell, transfer, lease or convey all or substantially all of its properties and assets to another Person, provided that the following conditions are satisfied: (a) the Guarantor is the continuing entity, or the resulting, surviving or transferee Person (the “Successor Guarantor”) is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, any Member State of the European Union, Bermuda, Cayman Islands, British Virgin Islands, Gibraltar, the British Crown Dependencies, any member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing, and the Successor Guarantor (if not the Guarantor) will expressly assume, by supplemental indenture, all of the Guarantor’s obligations under the Indenture and the Notes issued thereunder; (b) immediately after giving effect to that transaction, no default or event of default under the Indenture or this Supplemental Indenture with respect to the Notes has occurred and is continuing; and (c) the Guarantor delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel that the merger, consolidation, transfer, sale, lease or conveyance and any supplemental indenture, as the case may be, complies with the applicable provisions of the Indenture and this Supplemental Indenture.

The Successor Issuer or Successor Guarantor, as the case may be, will succeed to, and be substituted for, the Issuer or the Guarantor, respectively, under the Indenture, this Supplemental Indenture and the Notes and the Issuer or the Guarantor, as the case may be, will automatically be released and discharged from its obligations under the Indenture, this Supplemental Indenture and the Notes.

For purposes of the Notes issued pursuant to this Supplemental Indenture only, this Section 210 replaces and supersedes Article VIII of the Indenture.

Section 211. Additional Events of Default.

In addition to the Events of Default specified in clauses (1) through (6) of Section 501 of the Indenture, the following shall be Events of Default with respect to the Notes:

(7)

the Guarantee of the Guarantor with respect to the Notes shall for any reason cease to be in full force (except as contemplated by the terms thereof or by the Indenture) and effect or be declared null and void or any responsible officer of the Guarantor denies that it has any further liability under its Guarantee with respect to the Notes or gives notice to such effect, other than by reason of the termination of the Indenture; and

(8)

default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Guarantor or any of its subsidiaries or the payment of which is guaranteed by the Guarantor or any of its subsidiaries, other than Indebtedness owed to the Guarantor or any of its subsidiaries, whether such Indebtedness or guarantee exists as of the Issue Date or is created thereafter, if both (A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any one time outstanding.

Section 212. The Guarantee.

(a) Subject to this Section 212, the Guarantor hereby unconditionally and irrevocably guarantees on a senior unsecured basis the Notes and the obligations of the Issuer under the Indenture, this Supplemental Indenture and the Notes, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee for itself and on behalf of such Holder, that: (1) the principal of (and premium, if any) and interest on the Notes will be paid in full when due, whether at Stated Maturity, by acceleration or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (the “Guarantee”).

The Guarantor hereby agrees (to the extent permitted by applicable law) that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or this Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other guarantor, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor.

The Guarantor hereby waives (to the extent permitted by applicable law) the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee shall not be discharged as to any Note except by complete performance of the obligations contained in such Note, the Indenture, this Supplemental Indenture and such Guarantee. The Guarantor acknowledges that the Guarantee is a guarantee of payment, performance and compliance when due and not of collection. The Guarantor hereby agrees that, in the event of a default in payment of principal (or premium, if any) or interest on such Note, whether at its Stated Maturity, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Supplemental Indenture, directly against such Guarantor to enforce the Guarantee without first proceeding against the Issuer or any other guarantor. The Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holder the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or such Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. The Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee on the other hand, (1) subject to this Section 212, the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantee of such Guarantor notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any acceleration of such obligation as provided in the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

The Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b) In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

(c) The Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by such Guarantor pursuant to the provisions of Section 212(a) above; provided that, if an Event of Default has occurred and is continuing, the Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture, this Supplemental Indenture and the Notes shall have been paid in full.

(d) The Guarantor hereby agrees that the Guarantee provided for hereby shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or any Guarantor.

(e) The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and from its Guarantee and waivers pursuant to its Guarantee under this Section 212.

(f) For the avoidance of doubt, the Guarantee shall be subject to the limitations set forth in the second paragraph under Section 1401 of the Indenture.

(g) As of the Issue Date, there are no guarantors of the Notes other than the Guarantor.

(h) The Guarantee shall be effective upon the authentication of the Notes by the Trustee.

ARTICLE THREE

MISCELLANEOUS

Section 301. Execution as Supplemental Indenture. This Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part thereof. The Indenture, except as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. To the extent the provisions of this Supplemental Indenture are inconsistent with the provisions of the Indenture, this Supplemental Indenture shall govern.

Section 302. Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provisions shall control.

Section 303. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 304. Separability. In case any provision in this Supplemental Indenture or in any Note or related Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 305. The Trustee. The Trustee makes no representation as to and shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture, the Notes or the Guarantee or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantor. The Trustee shall not be responsible or liable for the use or application by the Issuer of the Notes or the proceeds thereof. The Trustee shall not be responsible or liable for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes. The Trustee shall have no obligation to determine or verify if any event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency. The Trustee shall have no obligation to determine or verify if any Change of Control or any other event has occurred or if a repurchase offer in connection with a Change of Control Repurchase Event is required to be made, or to notify the Holders of any such event. The Trustee shall have no responsibility or liability with respect to any information, statement or recital in any offering memorandum, prospectus, prospectus supplement or other disclosure material prepared or distributed with respect to the issuance of the Notes. All rights, powers, protections, privileges, immunities, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.

Section 306. Governing Law. This Supplemental Indenture, the Notes and the related Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Section 307. Counterparts and Electronic Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document executed in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the day and year first written above.

ALLEGION US HOLDING COMPANY INC.

By:	/s/ Nickolas A. Musial
Name:	Nickolas A. Musial
Title:	Vice President, Controller, Chief Accounting Officer and Treasurer

ALLEGION PLC

By:	/s/ Nickolas A. Musial
Name:	Nickolas A. Musial
Title:	Vice President, Controller, Chief Accounting Officer and Treasurer

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

Form of 5.600% Senior Notes due 2034

[Global Security Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.	$

CUSIP NO. 01748N AF1

ISIN NO. US01748NAF15

Allegion US Holding Company Inc., a Delaware corporation, promises to pay to [     ]1, or registered assigns, the principal sum [of       U.S. dollars]2 on May 29, 2034.

Interest Payment Dates: May 29 and November 29 (commencing on November 29, 2024).

Record Dates: May 14 and November 14

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

ALLEGION US HOLDING COMPANY INC.

By:
Name:
Title:

1 For Global Notes insert: Cede & Co.

2 For Global Notes insert: set forth on the Schedule of Increases or Decreases of Global Note attached hereto

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

FORM OF REVERSE SIDE OF INITIAL NOTE

5.600% Senior Note due 2034

1.	Principal and Interest.

The Issuer will pay the principal of this Note on May 29, 2034.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date at the rate of 5.600% per annum (subject to adjustment as provided below).

Interest will be payable semi-annually in arrears to the Holders of record of the Notes at the close of business on the Record Date immediately preceding the Interest Payment Date on each Interest Payment Date, commencing November 29, 2024, subject to the terms of the Indenture relating to Defaulted Interest.

Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 29, 2024. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the rate of interest applicable to the Notes.

2.	Method of Payment.

The Issuer will pay principal and premium, if any, and interest in U.S. dollars. Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency maintained by the Issuer for that purpose (which initially will be the Corporate Trust Office of the Trustee). Payment of principal of and premium, if any, and interest on a Global Security registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC, as the Depositary, or its nominee, as the case may be, as the registered holder of that Global Security. If any of the Notes are no longer represented by a Global Security, payment of interest on certificated Notes in definitive form may, at the Issuer’s option, be made by check mailed directly to Holders at their registered addresses appearing in the Security Register. If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.	Paying Agent and Security Registrar.

The Issuer initially appoints U.S. Bank Trust Company, National Association, as Paying Agent and Security Registrar. The Issuer may change any Paying Agent upon written notice thereto. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent or co-registrar.

4.	Indenture.

The Issuer issued the Notes under an Indenture dated as of May 29, 2024 among the Issuer, the Guarantor and the Trustee, as supplemented by the first supplemental indenture thereto (such indenture, as so supplemented, the “Indenture”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act (to the extent applicable) for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

The Notes are senior unsecured obligations of the Issuer and the Guarantee is a senior unsecured obligation of the Guarantor. The Indenture does not limit the aggregate principal amount of the Notes that may be issued.

5.	Redemption.

(a) Optional Redemption. Prior to March 1, 2034 (three months prior to their maturity date) (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less, (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third (3rd) Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the

Remaining Life, the two yields - one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life - and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

Any notice of redemption may, at the Issuer’s discretion, be subject to one or more restrictions or conditions, including completion of an equity offering or other corporate transaction. If any such restriction or condition has not been satisfied, the Issuer will provide notice to the Trustee no later than the close of business the Business Day prior to the Redemption Date that such condition precedent has not been satisfied, the notice of redemption is rescinded or delayed and the redemption subject to the satisfaction of such restriction or condition shall not occur or shall be delayed.

Unless the Issuer defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

(b) Tax Redemption. The Issuer is entitled to redeem the Notes, at its option, at any time in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest and all Additional Amounts (if any), to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts with respect to the Notes as a result of:

(1)	a change in or an amendment to the laws (including any regulations, protocols or rulings promulgated and treaties enacted thereunder) of any Relevant Taxing Jurisdiction affecting taxation; or

(2)

any change in or amendment to, or the introduction of, any official position regarding the application, administration or interpretation of such laws, regulations, treaties or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Issue Date and the Guarantor cannot avoid such obligation by taking reasonable measures available to it; provided, that for this purpose reasonable measures shall not include any change in the Guarantor’s jurisdiction of organization or location of its principal executive office. Notice of such redemption (which notice shall be irrevocable) shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 but not more than 60 days before the redemption date to each holder of the Notes at such holder’s registered address or otherwise in accordance with the Applicable Procedures. Notwithstanding the foregoing, no such notice of redemption will be given (i) earlier than 90 days prior to the earliest date on which the Guarantor would be obliged to make such payment of Additional Amounts and (ii) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

Before the Issuer mails or delivers notice of redemption of the Notes as described above in this Section 5(b), the Issuer will deliver to the Trustee an Officer’s Certificate stating that the Guarantor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it and that all conditions precedent to the redemption have been complied with. The Issuer will also deliver an Opinion of Counsel to the effect that the Guarantor would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations or a new application or interpretation of such laws or regulations (as described in (1) or (2) in the first paragraph above in this Section 5(b)) and that all conditions precedent to the redemption have been complied with.

The foregoing will apply, mutatis mutandis, to any jurisdiction in which any successor to the Guarantor is incorporated or organized or any political subdivision or taxing authority or agency thereof or therein.

6.	Repurchase upon a Change of Control Repurchase Event.

On the terms set forth in the Indenture, upon the occurrence of a Change of Control Repurchase Event, the Holders of the Notes will have the right to require that the Issuer purchase such Holder’s outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.

7.	Denominations; Transfer; Exchange.

The Notes are in fully registered form without interest coupons in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture.

8.	Persons Deemed Owners.

Subject to the provisions of the Indenture, a registered Holder may be treated as the owner of a Note for all purposes.

9.	Unclaimed Money.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of or premium, if any, or interest on the Notes and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on Issuer Request, or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer (and, pursuant to the Guarantee thereof, the Guarantor) for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

10.	Defeasance.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness with respect to the Notes and (b) certain covenants, in each case upon compliance by the Issuer with certain conditions set forth in the Indenture.

11.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity or omission or to correct defects or inconsistencies and make any change that does not adversely affect the interests of any Holder of the Notes in any material respect, as evidenced by an Officer’s Certificate.

12.	Restrictive Covenants.

The Indenture contains certain covenants, including covenants with respect to the following matters: (i) Liens; (ii) Sale-Leaseback Transactions; (iii) mergers, consolidations and certain transfers of assets; (iv) purchase of the Notes upon a Change of Control Repurchase Event; and (v) Commission reports. Within 120 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, the Issuer must report to the Trustee on compliance with such limitations and certain other terms.

13.	Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor Person will be released from those obligations.

14.	Remedies for Events of Default.

If an Event of Default occurs and is continuing with respect to the Notes, the Trustee (which may be at the written direction of the requisite percentage of Holders) or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be immediately due and payable, provided that if a bankruptcy or insolvency default with respect to the Issuer or the Guarantor occurs and is continuing, the Notes automatically become immediately due and payable. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing with respect to the Notes, the Trustee shall be under no obligation to exercise any rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered indemnity or security against any related costs, expenses and liabilities satisfactory to the Trustee. Subject to certain restrictions, the Holders of a majority in principal amount of the Outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

15.	Guarantee.

The Issuer’s obligations under the Notes are fully, irrevocably and unconditionally guaranteed by the Guarantor on a senior unsecured basis, to the extent set forth in the Indenture.

16.	Trustee Dealings with Issuer.

Subject to certain limitations in the Indenture, the Trustee, in its individual or any other capacity, may become the owner or pledgee of the Notes and may otherwise deal with the Issuer as if it were not the Trustee.

17.	Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE LOCATED IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE INDENTURE.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at 11819 N. Pennsylvania St., Carmel, IN 46032.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint          agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Note.

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 206 of the Supplemental Indenture, check the box: ☐

☐ If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 206 of the Supplemental Indenture, state the amount in principal amount: $

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.